MEDTOX®

2010 Annual Stockholders' Meeting

June 15, 2010

Financial Review

(in thousands, except for per share amounts)	2009	2008
Revenues	$84,108	$85,813
Gross Profit	30,895	36,326
Income from Operations	1,968	9,647
Net Income	1,299	5,572
Diluted Earnings Per Share	0.15	0.62

Revenues
(in thousands)

	2009	2008	$ Variance	% Variance
REVENUES:				
Laboratory services:				
Drugs-of-abuse testing services	$ 36,040	$ 40,021	$ (3,981)	-9.9%
Clinical & other laboratory services	22,885	19,306	3,579	18.5%
Clinical trial services	6,926	6,800	126	1.9%
Product sales	18,257	19,686	(1,429)	-7.3%
	$ 84,108	$ 85,813	$ (1,705)	-2.0%

Revenue Growth



100.0
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
-
Rev (in millions)
14.5
15.0
30.4
15.8
4.3
16.4
33.4
19.0
18.1
38.7
19.7
6.8
19.3
40.0
18.3
6.9
22.9
36.0
2005
2006
2007
2008
2009
Lab Services - Drugs-of-abuse testing
Lab Services - Clinical & other lab svcs
Lab Services - Clinical trials services
Product Sales

Cost of Revenues & Gross Profit
(in thousands)

	2009	2008	$ Variance	% Variance
COST OF REVENUES:				
Cost of lab services	$ 45,432	$ 41,665	$ 3,767	9.0%
Cost of product sales	7,781	7,822	(41)	-0.5%
	53,213	49,487	3,726	7.5%
GROSS PROFIT	***30,895***	***36,326***	*(5,431)*	*-15.0%*

Operating Expenses, Operating Income & Other Income (Expense)

(in thousands)

	2009	% of Sales	2008	% of Sales
OPERATING EXPENSES:				
Selling, general and administrative	$ 26,663	31.7%	$ 24,327	28.3%
Research and development	2,264	2.7%	2,352	2.7%
	28,927	34.4%	26,679	31.1%
INCOME FROM OPERATIONS	1,968	2.3%	9,647	11.2%
OTHER INCOME (EXPENSE):				
Interest expense	(17)	0.0%	(77)	-0.1%
Other income (expense)	96	0.1%	(914)	-1.1%
	79	0.1%	(991)	-1.2%
INCOME BEFORE INCOME TAX EXPENSE	2,047	2.4%	8,656	10.1%

Balance Sheet
(in thousands)

	Dec. 2009	Dec. 2008
Assets		
Cash and cash equivalents	***$ 4,165***	***$ 4,069***
Accounts receivable, net	16,173	14,082
Inventories	3,593	3,900
Other current assets	5,032	4,965
Building, equipment and improvements, net	29,509	29,204
Other assets	17,645	17,306
Total Assets	**$76,117**	**$73,526**
Liabilities and Stockholders' Equity		
Current liabilities	$9,115	$9,624
Long-term debt	**-**	**302**
Other long-term obligations	5,570	3,135
Stockholders' equity	61,432	60,465
Total Liabilities and Stockholders' Equity	**76,117**	**73,526**

Net Cash Provided by Operating Activities
(in thousands)

	Dec. 2009	Dec. 2008
Net cash provided by operating activities	$5,840	$12,251